June 7, 2018

PolarityTE, Inc.

1960 S. 4250 West

Salt Lake City, UT 84104

Ladies and Gentlemen:

We have acted as counsel to PolarityTE, Inc., a Delaware corporation (the “Company” or “you”), in connection with the proposed issuance of up to 2,455,882 shares of common stock, $0.001 par value per share (the “Common Stock”), including up to 320,332 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares of Common Stock (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on July 7, 2017, as amended March 14, 2018 and March 26, 2018, and declared effective on March 28, 2018 (Registration No. 333–219202) (as so filed and as amended, the “Registration Statement”), a base prospectus dated March 28, 2018 included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated June 4, 2018, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a final prospectus dated June 5, 2018 and filed June 7, 2018 (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated June 5, 2018, by and between Cantor Fitzgerald & Co. and you (the “Underwriting Agreement”).

We understand that the Shares are to be sold, as described in the Registration Statement, the Preliminary Prospectus and the Prospectus, pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In connection with this opinion, we have examined the Registration Statement, Base Prospectus, the Preliminary Prospectus and the Prospectus. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws and such other corporate records, agreements and instruments of the Company, and certificates of public officials and officers of the Company, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes.

June 7, 2018

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When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement, the Preliminary Prospectus and the Prospectus, and certificates or statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and sold in the manner described in the Registration Statement, the Base Prospectus, the Preliminary Prospectus and the Prospectus and in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

Our opinion herein reflects only the application of the General Corporation Law of the State of Delaware. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 7, 2018, and to the reference to this firm in the Registration Statement. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Parsons Behle & Latimer

Parsons Behle & Latimer